Exhibit 99.1

Selected Financial and Operating Information of Forestar Group Inc. included in the D.R. Horton, Inc. (“DHI”) Form 10-Q for the quarter ended March 31, 2018.

Segment Information tables as presented in

DHI’s 10-Q filed April 30, 2018

page 11 of DHI Form 10-Q

March 31, 2018
(In millions)
Assets
Cash and cash equivalents	$436.4
Restricted cash	40.0
Inventories:
Residential land and lots — developed and under development	261.7

261.7
Investment in unconsolidated entities	17.3
Deferred income taxes	1.4
Property and equipment, net	1.8
Other assets	22.5

$781.1

Liabilities
Accounts payable	$2.1
Accrued expenses and other liabilities	59.2
Notes payable	109.8

$171.1

pages 13-14 of DHI Form 10-Q

	Three Months Ended March 31, 2018	For the Period from October 5, 2017 to March 31, 2018
	(In millions)
Revenues	$22.6	$53.5
Cost of sales	16.2	35.5
Selling, general and administrative expense	5.6	19.1
Equity in earnings of unconsolidated entities	(1.5)	(9.1)
Gain on sale of assets	(2.7)	(2.7)
Interest expense	2.1	4.2
Other (income) expense	(1.7)	(2.2)

Income before income taxes	$4.6	$8.7

Summary Cash Flow Information:
Depreciation and amortization		$2.5

Cash used in operating activities		$(150.2)

pages 47-48 of DHI Form 10-Q

KEY RESULTS

Key financial results as of and for the three months ended March 31, 2018 were as follows:

Forestar:

•	Forestar’s revenues were $22.6 million, which includes $8.5 million of lot sales to our homebuilding segment.

•	Forestar’s pre-tax income was $4.6 million, which included pre-tax income of $1.8 million from lot sales to our homebuilding segment.

•	Owned and controlled lots totaled 13,600, including 8,700 lots under contract or subject to a right of first offer with D.R. Horton.

•	Forestar’s cash and cash equivalents totaled $436.4 million.

•	Forestar’s inventories totaled $261.7 million.

Key financial results from the acquisition date of October 5, 2017 through March 31, 2018 were as follows:

Forestar:

•	Forestar’s revenues were $53.5 million, which includes $8.5 million of lot sales to our homebuilding segment.

•	Forestar’s pre-tax income was $8.7 million which included pre-tax income of $1.8 million from lot sales to our homebuilding segment.

page 60 of DHI Form 10-Q

RESULTS OF OPERATIONS – FORESTAR

On October 5, 2017, we acquired 75% of the outstanding shares of Forestar. Forestar’s segment results are presented on their historical cost basis, consistent with the manner in which management evaluates segment performance. (See Note B for additional Forestar segment information and purchase accounting adjustments.)

Results of operations for the Forestar segment for the three months ended March 31, 2018 and from the date of acquisition through March 31, 2018 (referred to as the six-month period in the discussion below) were as follows:

	Three Months Ended March 31, 2018	For the Period from October 5, 2017 to March 31, 2018
	(In millions)
Residential land and lot sales	$20.6	$44.4
Commercial lot sales	2.0	9.1

Total revenues	$22.6	$53.5
Cost of sales	16.2	35.5
Selling, general and administrative expense	5.6	19.1
Equity in earnings of unconsolidated entities	(1.5)	(9.1)
Gain on sale of assets	(2.7)	(2.7)
Interest expense	2.1	4.2
Other (income) expense	(1.7)	(2.2)

Income before income taxes	$4.6	$8.7

Residential land and lot sales primarily consist of the sale of single-family lots to local, regional and national homebuilders. During the three and six months ended March 31, 2018, Forestar sold 304 and 559 single-family lots, respectively, from its owned projects and consolidated ventures at average sales prices of $66,700 and $74,000. Forestar sold 183 lots to D.R. Horton for $8.5 million during the three and six months ended March 31, 2018.

Equity in earnings of unconsolidated entities for the six-month period primarily relates to the sale of a multi-family joint venture project in Nashville, Tennessee. In our consolidated financial statements, the investment in the multi-family joint venture project was recorded at fair value at the date of acquisition.

Selling, general and administrative expenses for the six-month period include $10.8 million of transaction-related expenses incurred on the acquisition date and $6.3 million of severance and change of control charges for Forestar’s executive officers that were triggered shortly after the acquisition date. The severance and change of control amount of $2.6 million was payable to Forestar’s former Chief Executive Officer upon his resignation from Forestar on December 28, 2017. The remaining severance and change of control amounts are payable upon termination or resignation of each of the executives.

At March 31, 2018, Forestar owned directly or controlled through land and lot option purchase contracts approximately 13,600 residential lots, of which approximately 800 are fully developed. Approximately 8,700 of these lots are under contract to sell to D.R. Horton or subject to a right of first offer under the master supply agreement with D.R. Horton. Approximately 500 of these lots are under contract to sell to other builders.

On February 8, 2018, Forestar sold a portion of its assets for $232 million. This strategic asset sale included projects owned both directly and indirectly through ventures and consisted of approximately 750 developed and under development lots, over 4,000 future undeveloped lots, 730 unentitled acres, an interest in one multi-family operating property and a multi-family development site. The total net proceeds after certain purchase price adjustments, closing costs and other costs associated with selling these projects was $217.5 million, and a gain on the sale of these assets of $0.7 million is included in our consolidated statement of operations for the three and six months ended March 31, 2018.

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